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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
 PURSUANT TO SECTION 13 OR SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

          DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) JULY 3, 2002

                                 EUROTECH, LTD.
                                 --------------

             (Exact name of registrant as specified in its charter)



     District of Columbia              000-22129                 33-0662435
----------------------------    ------------------------    --------------------
(State or other jurisdiction    (Commission File Number)    (IRS Employer
    of incorporation)                                        Identification No.)


                          10306 Eaton Place, Suite 220
                             Fairfax, Virginia 22030
                             -----------------------
               (Address of principal executive offices) (Zip Code)

        Registrant's telephone number, including area code (703) 352-4399

                                 Not Applicable
          (Former name or former address, if changed since last report)

ITEM 5. OTHER EVENTS

         On July 3, 2002 Eurotech, Ltd. (the "Company") and Woodward LLC ("Woodward") signed a non-binding term sheet (the "Term Sheet") revising certain significant terms of Woodward's current investments in the Company and providing for possible future funding for Company operations. The Company believes that the proposed transactions -including termination of Woodward's repricing rights
- will allow it to better pursue long range opportunities and are an affirmation of Woodward's confidence in the Company and its prospects. These contemplated transactions are subject to the execution of definitive documentation.

         The Term Sheet provides for the termination of the outstanding repricing rights associated with that certain Common Stock Purchase Agreement dated as of March 30, 2001 (the "March 2001 Agreement") and that certain Series A Preferred Stock Securities Purchase Agreement dated as of February 1, 2002 (the "February 2002 Agreement"). Pursuant to the Term Sheet, Woodward will be entitled to receive 15,750,000 shares of common stock with registration rights in satisfaction of canceling all outstanding repricing rights associated with the March 2001 Agreement. Woodward will be issued $17,000,000 stated value worth of newly issued Series B 5% Convertible Preferred Stock ("Series B Preferred Stock") in satisfaction of canceling all outstanding repricing rights associated with the Series A Preferred Stock pursuant to the February 2002 Agreement. The Series A liquidation value will be reset to $100 plus accrued dividends. In addition, Woodward may purchase an additional $1,300,000 worth of Series B Preferred Stock on a "best efforts" basis. There is no assurance that the financing will, in fact, occur.
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         In contemplation of the agreement in principle, on June 27, 2002 the
Company withdrew from SEC consideration its registration statement filing on Form S-3 for the registration of shares of common stock issuable upon conversion of the Series A Preferred Stock and issuable pursuant to repricing rights associated with the conversion of the Series A Preferred Stock. In addition, pursuant to the Term Sheet, the Company will agree not to issue puts to Jenks & Kirkland, Ltd. ("J&K") to purchase shares of common stock pursuant to that certain Private Equity Agreement with J&K, dated as of February 22, 2002, for a period of three months from the signing of the Term Sheet.

         The Series B Preferred Stock will have a 5% per annum cash or pay-in-kind dividend. The Series B Preferred Stock will be redeemable by the Company, in full or in part, at its discretion at par value plus any accrued dividends. The conversion price of the Series B Preferred Stock will be fixed at $0.75 per share subject to customary weighted average anti-dilution provisions. Additionally, after March, 2003, the Company has agreed to redeem the then outstanding Series B Preferred Stock and accrued dividends at the end of each calendar quarter according to the following schedule:

         March 31, 2003         - $750,000
         June 30, 2003          - $750,000
         September 30, 2003     - $750,000
         December 31, 2003      - $1,000,000
         March 31, 2004         - $1,500,000
         June 30, 2004          - $1,500,000
         September 30, 2004     - $2,000,000
         December 31, 2004      - $2,000,000
         March 31, 2005         - $2,500,000
         June 30, 2005          - $2,500,000
         September 30, 2005     - $2,750,000
         December 31, 2005      - $2,800,000

                  Total:         $20,800,000

         Failure to redeem the Series B Preferred Stock according to the schedule above (the "Scheduled Redemption Amount") will allow Woodward to exercise its Optional Conversion Rights, but does not create a cash obligation to the Company. Pursuant to the Optional Conversion Rights, after each quarter in which the Company fails to redeem according to the Scheduled Redemption Amount, Woodward will have the right to convert up to 10% of the original balance of the Series B Preferred Stock at the lower of the $.75 conversion price, or a 15% discount to the lowest 3 closing bid prices in 10 trading days (not necessarily consecutive) prior to the conversion date. Any amount sold in excess of the Scheduled Redemption Amount will be applied to reduce the Scheduled Redemption Amount in inverse order (applying first to the December 31, 2005 scheduled redemption).

         Pursuant to the Term Sheet, Woodward will have an ownership limitation such that Woodard will not be entitled to receive shares of common stock if it would thereafter own in excess of 9.9999% of the then outstanding shares of common stock of the Company. In addition, until January 1, 2003, Woodward will be limited, during any five day period, from converting either Series A Preferred Stock or Series B Preferred Stock in an amount greater than 20% of the aggregate dollar volume of the common stock of the Company for the prior five days (rolling) without the consent of the Company.

         Shares of common stock of the Company underlying the conversion rights of the Series A Preferred Stock and Series B Preferred Stock are to be registered on a registration statement to be filed with the SEC by September 30, 2002. In addition, the Company will agree to pay certain legal costs and expenses of counsel for Woodward in connection with the transactions contemplated by the Term Sheet. The transactions contemplated by the Term Sheet are not binding and will be subject to final documentation to be negotiated between the parties.

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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    EUROTECH LTD.

July 5, 2002


                                    BY: /S/ TODD J. BROMS
                                    ----------------------------------
                                    TODD J. BROMS
                                    PRESIDENT AND CEO





                                  END OF FILING